EXHIBIT 10.18
AMENDMENT TO THE
MOVE, INC. 2002 STOCK INCENTIVE PLAN
(F/K/A HOMESTORE.COM, INC. 2002 STOCK INCENTIVE PLAN)
     THIS AMENDMENT (this “Amendment”) to the Move, Inc. 2002 Stock Incentive Plan (f/k/a Homestore.com, Inc. 2002 Stock Incentive Plan) is made this 10th day of December, 2008.
     1. The Plan is hereby amended by deleting the first sentence of Section 5.4 and replacing it with the following:
     “5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 100% of the Fair market Value of the Shares on the date of grant.”
     2. The Plan is hereby amended by adding a new Section 22 to read as follows:
     “22. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.
     (a) General. It is intended that the payments and benefits provided under the Plan and any Option shall be exempt from the application of the requirements of Section 409A of the Code. The Plan and all Stock Option Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Option is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Option.
     (e) Grants to Employees of Affiliates. Eligible Participants who are service providers to an affiliate may be granted Options under this Plan only if the affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.
     (f) Design Limits on Options. Notwithstanding anything in this Plan or any Stock Option Agreement, no Option granted under this Plan shall have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
     (g) Anti-Dilution Adjustments. Notwithstanding any anti-dilution provision in the Plan, the Committee shall not make any adjustments to outstanding Options that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.”

     3. Except as expressly amended hereby, the terms of the Plan, as previously amended, shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

Move, Inc.

By:	/s/ James S. Caulfield James S. Caulfield Executive Vice President, General Counsel & Secretary

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